Exhibit 99.1

FuelCell Energy Announces Global Restructuring, Focusing Core Technologies on Distributed Power Generation, Grid Resiliency, and Data Center Growth

●	Go-forward strategy will emphasize topline revenue growth and future profitability.
●	Company to reduce total operating costs by an estimated 15% in fiscal year 2025.

DANBURY, Connecticut, Nov. 15, 2024 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (Nasdaq: FCEL) announced a global restructuring of its operations in the U.S., Canada, and Germany that aims to significantly reduce operating costs, realign resources toward advancing the company’s core technologies, and protect the company’s competitive position amid slower-than-expected investments in clean energy.

The restructuring will allow FuelCell Energy to prioritize commercially available technologies to reflect changing market opportunities with an updated strategic plan. The plan involves further expanding the company’s Connecticut-manufactured molten carbonate technology to offer distributed power solutions. These solutions can deliver power swiftly, accelerate customer revenue, address critical grid deficiencies, and meet the increasing power demand driven by the rapid AI-fueled growth of data centers.

FuelCell Energy will also continue to pursue strategies for CO2 recovery for food and beverage and industrial uses along with its differentiated joint carbon capture platform development, including demonstrating carbon capture technology at the Port of Rotterdam.

Additionally, the company remains confident in the market potential for its solid oxide technology to deliver both electrolysis and power generation and continues to refine its differentiated product offerings. As part of its strategic realignment, the company will seek to develop additional partnerships that can meet market demand for multi-megawatt electrolyzer implementations. The company believes that the demonstration of its solid oxide electrolyzer at Idaho National Laboratory in 2025 will be pivotal to enabling that progress.

As a result of these changes, FuelCell Energy expects to reduce operating costs by approximately 15% in fiscal year 2025, compared with fiscal year 2024. These measures include a 17% reduction in FuelCell Energy’s workforce (including workforce reduction actions taken in September 2024), as well as reduced spending on product development, overhead and other costs.

This announcement by FuelCell Energy follows similar actions by other companies in the industry amid uncertainty about government policies to incentivize long-term, capital-intensive projects that are critical to the success of the clean energy transition.

“We have always known that the energy transition would not be linear, and we have built a portfolio of products and applications that allow FuelCell Energy to pivot when necessary," said FuelCell Energy President and CEO Jason Few. "The steps announced today enable us to navigate the current market while maintaining the flexibility to capture tailwinds. These tailwinds are strengthened by power shortages in grids, high voltage transmission needs, and delays in centralized power projects due to lengthy permitting processes, which our distributed energy platforms do not experience. Additional power demand opportunities are driven by data centers, AI, cryptocurrency growth, more resilient and reliable grids, and carbon recovery and capture."

The restructuring plan will not impact the way the company supports existing customers, and FuelCell Energy will continue to deliver replacement fuel cell modules and its service and monitoring contracts as before.

The workforce reduction does not impact FuelCell Energy’s carbonate manufacturing capabilities at its Torrington, Connecticut, facility. In fact, for fiscal year 2025 the company expects to operate at a manufacturing run-rate at or above the fiscal year 2024 level. Additionally, consistent with FuelCell Energy’s re-entry into the South Korean market, the company expects to add resources necessary to support its growing Korean customer base.

FuelCell Energy expects to book non-recurring accounting charges in the fourth quarter of fiscal year 2024 and the first quarter of fiscal year 2025 as a result of the workforce reductions. The Company has not completed its audit for the fourth quarter of fiscal year 2024, but expects to report total cash and cash equivalents, restricted cash and cash equivalents, and short-term investments in excess of $300 million as of its fiscal year end October 31, 2024. Additional details regarding the restructuring plan and financial results will be provided on the fiscal year 2024 fourth quarter earnings call currently expected to occur on December 19, 2024.

About FuelCell Energy

FuelCell Energy, Inc. is a global leader in sustainable energy technologies that address some of the world’s most critical challenges around energy, safety, and global urbanization. It collectively holds 531 fuel cell technology patents in the United States and globally. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers, including businesses, utilities, governments, and municipalities with sustainable products and solutions. The company’s solutions are designed to enable a world empowered by sustainable energy, enhancing the quality of life for people around the globe. Learn more at fuelcellenergy.com.

Press Contact
kblomquist@fce.com

Investor Relations Contact
tgelston@fce.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or the Company’s future performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements regarding the Company’s business plans and strategies, the implementation, effect, and potential impact of the Company’s restructuring plan, revised strategic plan, and workforce reduction, the capabilities of the Company’s products, the markets in which the Company expects to operate, the development of, and demand for, the Company’s products, the Company’s plan to reduce operating costs, and the Company’s expected total cash and cash equivalents, restricted cash and cash equivalents, and short-term investments. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that the Company’s restructuring plan, revised strategic plan, and workforce reduction will not result in the intended benefits or savings; the risk that the Company’s restructuring plan, revised strategic plan, and workforce reduction will result in unanticipated costs, including but not limited to additional impairment charges and/or higher than expected severance and exit costs; the Company’s ability to reduce operating costs; and the other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024. The forward-looking statements contained herein speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.